Exhibit 10.3

HILTON GRAND VACATIONS INC.

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (the “Agreement”) is entered into effective as of April 17, 2017 (the “Effective Date”), by and between HILTON GRAND VACATIONS INC., a Delaware corporation (the “Company”), and James E. Mikolaichik (the “Executive”).

WHEREAS, the Executive is currently employed by the Company; and

WHEREAS, the Company considers the establishment and maintenance of a sound and vital management group to be essential to protecting and enhancing the best interests of the Company and its stockholders; and

WHEREAS, the Company has determined that the best interests of the Company and its stockholders will be served by reinforcing and encouraging the continued dedication of the Executive to his or her assigned duties without distractions, including but not limited to distractions arising from a potential change in control of the Company; and

WHEREAS, this Agreement is intended to remove such distractions and to reinforce the continued attention and dedication of the Executive to his or her assigned duties;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby agree as follows:

1.    Certain Defined Terms. In addition to other terms defined herein, for purposes of the Agreement, the following terms shall have the meanings indicated below:

1.1    “Accrued Amounts” means (a) accrued but unpaid base salary through the Termination Date; (b) a cash payment in lieu of any accrued but unused vacation through the Termination Date; (c) any unreimbursed business expenses incurred through the Termination Date and payable to Executive, in accordance with any Company business expense policies (as applicable); (d) if the Executive’s termination occurs after the end of the annual bonus performance period but before the annual bonus for the preceding year is paid, the annual bonus for the preceding year, to the extent earned; and (e) any payments and benefits to which Executive is entitled pursuant to the terms of any employee benefit or compensation plan or program in which Executive participates (or participated). The Company shall pay Executive the items in (a) through (c) within 30 days following the Termination Date; the item in (d) on or before March 15 of the year following the performance year; and the item in (e) in accordance with the terms of such plans or programs or agreements.

1.2    “Affiliate” means a Subsidiary and any other corporation or other entity or Person controlling, controlled by or under common control with the Company.

1.3    “Annual Base Salary” means the Executive’s annual base salary at the rate in effect immediately prior to a Qualifying Termination.

1.4    “Applicable Law” means any applicable laws, rules and regulations (or similar guidance), including but not limited to the General Corporation Law of the State of Delaware, the Securities Act of 1933, the Securities Exchange Act of 1934 and the Code, in each case as amended. References to any applicable laws, rules and regulations shall also refer to any successor or amended provisions thereto and shall be deemed to include any regulations or other interpretive guidance, unless the Committee determines otherwise.

1.5    “Board” means the Board of Directors of the Company.

1.6    “Business” means the business of owning, financing, developing, redeveloping, managing, marketing, operating, licensing, leasing and/or franchising vacation, timeshare or lodging properties, and natural ancillary business products and services related to such business, including, without limitation, membership services, exchange programs, rental programs and provision of amenities.

1.7    “Cause” means any of the following: (a) the Executive’s refusal substantially to perform the Executive’s material duties or carry out the lawful instructions of the Company (other than as a result of total or partial incapacity due to physical or mental illness); (b) the conclusive finding of the Executive’s fraud or embezzlement of Company property; (c) the Executive’s material dishonesty in the performance of his or her duties resulting in significant harm to the Company; (d) Executive’s conviction of a felony under the laws of the United States or any state thereof or, where applicable, any equivalent offence (including a crime subject to a custodial sentence of one year or more) under the laws of the applicable jurisdiction; (e) the Executive’s gross misconduct in connection with the Executive’s duties to the Company which could reasonably be expected to be materially injurious to the Company; or (f) the Executive’s material breach of this Agreement, in each as determined in good faith by the Board or the Committee.

1.8    A “Change in Control” shall have the meaning given such term in the Company’s 2017 Omnibus Incentive Plan or any successor Company stock incentive plan, in each case as amended (such plan(s) being collectively referred to herein as the “Stock Plan”); provided, however, that the term “Change in Control” shall be construed in accordance with Code Section 409A if and to the extent required under Code Section 409A.

1.9    “Code” means the Internal Revenue Code of 1986.

1.10    “Committee” means the Compensation Committee of the Board.

1.11    “Company” means Hilton Grand Vacations Inc., a Delaware corporation, and any successors thereto. References to the “Company” also include references to the Company’s Subsidiaries and its other Affiliates (and their successors), unless the Committee or the Board determines otherwise.

1.12    “Competitor” means any Person engaged in the Business, including but not limited to any vacation, timeshare or lodging companies that are comparable in size to the Company, including, without limitation, Marriott Vacations Worldwide, Wyndham Vacation Ownership, Interval Leisure Group, Disney Vacation Club, Hyatt Vacation Ownership, Holiday Inn Club Vacations, Bluegreen Vacations, Diamond Resorts International and Westgate Resorts.

1.13    “Disability” means the inability of the Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months.

1.14    “Effective Date” means the effective date of the Agreement, as specified on page one of the Agreement.

1.15    “Employment Term” means the entire time period of the Executive’s employment with or service to the Company.

1.16    “Good Reason” means the occurrence of any of the following, without the Executive’s written consent:

(a)    Any material diminution in the Executive’s base salary or annual bonus opportunity, other than a material diminution in base salary and/or annual bonus opportunity that applies to senior executive officers of the Company generally or that, with respect to annual bonus opportunities, is due to the failure to attain performance or other business objectives;

(b)    A material diminution in the Executive’s titles, authority, duties, responsibilities or position;

(c)    A permanent reassignment by the Company of the Executive’s primary office to a location that is more than 50 miles from the Executive’s assigned primary office as of the Effective Date;

(d)    Any failure by the Company or any Affiliate to pay Executive any amounts due and payable under, and in accordance with the terms of, this Agreement, the indemnification agreement substantially similar to the form of attached to this Agreement as Exhibit A (the “Indemnification Agreement”), or any equity award agreement under the Stock Plan or any successor equity plan of the Company; or

(e)    Any other action or inaction that constitutes a material breach by the Company of the Agreement;

provided, however, that a termination by the Executive for any of the reasons listed in (a) through (e) above shall not constitute termination for Good Reason unless the Executive shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 90 days after the initial occurrence of such event), and the Company fails to cure such event within 30 days after receipt of this written notice. The

Executive’s employment must be terminated for Good Reason within 150 days following the initial occurrence of the event of Good Reason. Good Reason shall not include the Executive’s death or Disability.

1.17    “Person” means any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever.

1.18    “Qualifying Termination” means the Executive’s termination of employment with the Company (a) by the Company without Cause, (b) by the Executive for Good Reason, or (c) in the case of a termination after the occurrence of a Change in Control, by the Company without Cause or by the Executive for Good Reason which, in each case, occurs within 24 months after the occurrence of such Change in Control. For the avoidance of doubt, in no event shall the Executive be deemed to have experienced a Qualifying Termination as a result of the Executive’s death, Disability or voluntary termination without Good Reason.

1.19    “Restricted Period” means a period of 24 months following the Termination Date.

1.20    “Severance Benefits” has the meaning provided in Section 2 hereof.

1.21    “Subsidiary” means a corporation, company or other entity (a) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (b) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

1.22    “Target Bonus” means the Executive’s target annual bonus for the year in which the Qualifying Termination occurs.

1.23    “Termination Date” means the date that the Executive’s employment with the Company terminates for all purposes, as reflected in the writing documenting the termination from the party terminating the employment relationship to the other party, in accordance with Section 5 hereof.

2.    Qualifying Termination; Severance Benefits.

2.1    Severance Benefits. Subject to the terms and conditions herein, upon the Executive’s Qualifying Termination, the Executive shall receive the following benefits (the benefits provided in Section 2.1(a) and Section 2.1(b) being collectively referred to as the “Severance Benefits”):

(a)    A cash payment equal to the sum of (A) 2.0 times the Executive’s Annual Base Salary, and (B) 2.0 times the Executive’s Target Bonus. In the event that the Executive terminates employment due to a Qualifying Termination and a Change in Control has occurred, such payment shall be made within 60 days following the Termination Date. In the event that the Executive terminates employment due to a Qualifying Termination and a Change in Control has not occurred, the following shall apply: That portion of the Severance Benefits payable to the Executive pursuant to this Section 2.1(a) that exceeds the “separation pay limit,” if any, shall be paid to the Executive in a lump sum payment within 60 days following the Termination Date (or such earlier date, if any, as may be required under applicable wage payment laws). The “separation pay limit” shall mean two times the lesser of: (i) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year immediately preceding the calendar year in which the Executive’s Termination Date occurs (adjusted for any increase during that calendar year that was expected to continue indefinitely if the Executive had not terminated employment); and (ii) the maximum dollar amount of compensation that may be taken into account under a tax-qualified retirement plan under Code Section 401(a)(17) for the year in which his or her Termination Date occurs. The lump sum payment to be made to the Executive pursuant to this Section 2.1(a) is a separate payment intended to be exempt from Code Section 409A under the exemption found in Regulation Section 1.409A-(b)(4) for short-term deferrals. The remaining portion of the Severance Benefits payable to the Executive pursuant to this Section 2.1(a) shall be paid in periodic installments (each installment to be treated as a separate payment) over the 24-month period commencing on the Termination Date (as defined herein) in accordance with the normal payroll practices of the Company. Notwithstanding the foregoing, in no event shall such remaining portion of the Severance Benefit be paid to the Executive later than December 31 of the second calendar year following the calendar year in which Executive’s Termination Date occurs. The payments to be made to the Executive pursuant to the immediately preceding sentence of this Section 2.1(a) are intended to be exempt from Code Section 409A under the exemption found in Regulation Section 1.409A-(b)(9)(iii) for separation pay plans (i.e., the so-called “two times” pay exemption).

(b)    For 18 months following the Termination Date (the “COBRA Reimbursement Period”), monthly payments of an amount equal to the excess of (i) the COBRA cost of such coverage over (ii) the amount that the Executive would have had to pay for such coverage if he had remained employed during the COBRA Reimbursement Period and paid the active employee rate for such coverage, less withholding for taxes and other similar items; provided, however, that (A) if the Executive becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to the Executive’s spouse), the Company’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law; (B) the COBRA Reimbursement Period shall only run for the period during which the Executive is eligible to elect health coverage under COBRA and timely elects such coverage; (C) nothing herein shall prevent the Company from amending, changing, or canceling any group medical, dental, vision and/or prescription drug plans during the COBRA Reimbursement Period; (D) during the COBRA Reimbursement Period, the benefits provided in any one calendar year shall not affect the amount of benefits provided in any other calendar year (other than the effect of any overall coverage benefits under the applicable plans); (E) the reimbursement of an eligible taxable expense shall be made as soon as practicable but not later than December 31 of the year following the year in which the expense was incurred; (F) the Executive’s rights pursuant to this Section 2.1(b) shall not be subject to liquidation or exchange for another benefit; and (G) the monthly payments described in this subparagraph (b) shall be taxable to the Executive and any applicable withholdings shall apply or such amounts shall be treated as imputed income to the Executive;

(c)    Notwithstanding the foregoing, subject to Section 7 below, the Company shall be obligated to provide the Severance Benefits and the pro rata bonus described in Section 2.2(b) only if within 60 days after the Termination Date the Executive shall have executed a separation and release of claims and covenant not to sue agreement substantially similar to the form of waiver and release attached to this Agreement as Exhibit B (the “Release Agreement”) and such Release Agreement shall not have been revoked within the revocation period specified in the Release Agreement. For the avoidance of doubt, the Company shall have no obligation to provide the Severance Benefits, and the Executive shall not be entitled to any of the Severance Benefits, if the Executive has failed to comply with the obligations set forth in Section 4 and such failure is sufficient to constitute a material breach of this Agreement, the Company may suspend, terminate and/or recover from the Executive the Severance Benefits.

For the avoidance of doubt, inclusion of Target Bonus in the calculation of Severance Benefits does not affect and is not in lieu of the Executive’s annual bonus opportunity, if any, for the year in which the Termination Date occurs, which shall be determined in accordance with Section 2.2 herein.

2.2    Other Compensation and Benefits. In addition, upon a Qualifying Termination, the Executive shall be entitled to the following benefits:

(a)    Accrued Amounts. The Accrued Amounts, payable as described above;

(b)    Pro Rata Bonus. Subject to execution of the Release Agreement in accordance with Section 2.1(c) and Section 7 herein, a pro rata portion of the Executive’s annual bonus for the year in which the Termination Date occurs, to the extent earned based on actual performance (such amount to be calculated by determining the amount of the annual bonus earned as of the end of the year in which the Termination Date occurs and pro-rating such amount by the portion of such year Executive was employed by the Company, said pro rata bonus amount to be paid on or before March 15 of the year following the performance year);

(c)    Life Insurance. To the extent the Company provides the Executive’s life insurance coverage immediately prior to the Qualifying Termination and this coverage is eligible for post-termination continuation or conversion to an individual policy, a cash payment equal to the amount required to continue such coverage as an individual policy for a period of 12 months following the Termination Date (and, if the Company deems necessary or advisable, to convert such coverage to an individual policy), payable in a single lump sum within 60 days following the Termination Date; and

(d)    Equity Awards. The Executive’s rights, if any, with respect to any equity awards granted to him or her under the Stock Plan shall be as determined under the Stock Plan and applicable award agreement(s). For the avoidance of doubt, the Executive shall be entitled to accelerated vesting or other benefits upon a Qualifying Termination only if and to the extent provided under the terms of the Stock Plan and applicable award agreement(s).

(e)    Other Employee Benefits. The Executive’s rights and obligations, if any, upon a Qualifying Termination under other compensation or employee benefit plans, policies, agreements or arrangements of the Company shall be as determined under such plans, policies, agreements or arrangements.

3.    Non-Qualifying Termination. Except as provided below, if the Executive’s status as an employee is terminated for any reason other than due to a Qualifying Termination, the Executive shall not be entitled to receive the Severance Benefits, and the Company shall not have any obligation to the Executive under this Agreement. In the event that Executive’s employment with the Company is terminated for any reason, the Company shall pay Executive (or his or her estate or legal guardian, as applicable) the Accrued Amounts; provided, however, that if the Executive’s employment terminates due to Cause, the Executive shall forfeit the right to the annual bonus described in Section 1.1(d). Additionally, Executive shall remain entitled to his or her indemnification rights as provided in this Agreement and the Indemnification Agreement and/or pursuant to the Company’s certificate of incorporation, charter, by-laws, and/or other corporate documents and policies.

4.    Covenants.

4.1    Non-Competition; Non-Solicitation.

(a)    The Executive acknowledges and recognizes the highly competitive nature of the Businesses of the Company and accordingly agrees as follows:

(i)    During the Employment Term and subsequent Restricted Period, the Executive will not, whether on the Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly solicit or assist in soliciting away from the Company the business of any then current or prospective client or customer with whom the Executive (or his or her direct reports) had personal contact or dealings on behalf of the Company during the one-year period preceding the Termination Date.

(ii)    During the Restricted Period, the Executive will not directly or indirectly anywhere in the United States:

(A)    Engage in the Business directly or indirectly, or enter the employ of, or render any services to, a Competitor, provided that this restriction shall not prevent the Executive from working for or performing services on behalf of a Competitor if such Competitor is also engaged in other lines of business and if the Executive’s employment or services are restricted to such other lines of business, and will not be providing support, advice, instruction, direction or other guidance to lines of business that constitute the Competitor;

(B)    Acquire a financial interest in, or otherwise become actively involved with, a Competitor, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(C)    Intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the Company and any of its clients, customers, suppliers, partners, members or investors.

(iii)    Notwithstanding anything to the contrary in this Section 4, the Executive may, directly or indirectly, own, solely as an investment, securities of any Person engaged in a Business (including, without limitation, a Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(iv)    During the Restricted Period, the Executive will not, whether on the Executive’s own behalf or on behalf of or in conjunction with any Person or entity, directly or indirectly:

(A)    Solicit or encourage any employee of the Company to leave the employment of the Company or encourage any independent contractor to cease providing services to the Company; or

(B)    Hire or engage any employee or independent contractor who was employed or engaged by the Company as of the Termination Date or who left the employment of or engagement with the Company coincident with, or within one year prior to or after, the Termination Date, provided that this prohibition does not apply to (X) administrative personnel employed by the Company or (Y) any Company employee or independent contractor who is hired or engaged away from the Company as a result of responding to a generic job posting on a website or in a newspaper or periodical of general circulation, without any involvement or encouragement by the Executive.

(v)    During the Restricted Period, the Executive will not, whether on the Executive’s own behalf or on behalf of or in conjunction with any Person, directly and intentionally encourage any material consultant of the Company to cease working with the Company.

(b)    The period of time during which the provisions of this Section 4 shall be in effect shall be extended by the length of time during which the Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(c)    The Company reserves the right to waive the enforcement of or limit the scope of the non-competition or non-solicitation provisions of this Agreement as to the Executive if and as it deems appropriate in its sole discretion on a case-by-case basis.

4.2    Confidentiality.

(a)    The Executive will not at any time (whether during or after the Employment Term and whether during or after the Restricted Period) (i) retain or use for the benefit, purposes or account of the Executive or any other Person; or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations or otherwise, in performance of the Executive’s duties under the Executive’s employment and pursuant to customary industry practice, or as may be required by law or in response to a court order or a request by a regulatory or administrative body), any nonpublic, proprietary or confidential information, including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals concerning the past, current or future business, activities and operations of the Company and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board or the Committee.

(b)    “Confidential Information” shall not include any information that is (i) generally known to the industry or the public other than as a result of the Executive’s breach of this covenant; (ii) made legitimately available to the Executive by a third party without breach of any confidentiality obligation of which the Executive has knowledge; or (iii) required by law to be disclosed, provided that with respect to subsection (iii) the Executive shall, except as otherwise provided in Section 4.2(d) herein, give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(c)    Upon termination of the Executive’s employment with the Company for any reason, the Executive shall (i) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company; and (ii) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Executive’s possession or control (including any of the foregoing stored or located in the Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that the Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information. Notwithstanding the above, nothing herein shall require Executive to return to the Company any computers or telecommunication equipment or tangible property which he owns, including, but not limited to, personal computers, phones and tablet devices; provided, however, that he shall remove from all such devices any Confidential Information stored thereon.

(d)    Notwithstanding the foregoing provisions of Section 4.2, (i) nothing in this Agreement or other agreement prohibits the Executive from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General (the “Government Agencies”), or communicating with Government Agencies or otherwise participating in any investigation or proceeding that may be conducted by Government Agencies, including providing documents or other information, (ii) the Executive does not need the prior authorization of the Company to take any action described in (i), and the Executive is not required to notify the Company that he has taken any action described in (i); and (iii) the Agreement does not limit the Executive’s right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. Further, notwithstanding the foregoing, the Executive will not be held criminally or civilly liable under any federal, state or local trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation or law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

4.3    Non-Disparagement. As a condition to the receipt of the Qualifying Termination Severance Benefits, the Executive agrees that he or she will not directly, or through any other Person, at any time (whether during or after his or her Employment Term and during or after the Restricted Period) make any public or private statements that are disparaging of the Company, or its respective businesses or employees, officers, directors, or stockholders. The Company agrees that it will not, and it will exercise its reasonable best efforts to cause its Affiliates (and the officers and directors of the Company and/or its Affiliates) to not, directly, or through any other Person, at any time make any public or private statements that are disparaging of the Executive.

4.4    Reasonableness of Restrictions. It is expressly understood and agreed that, although the Executive and the Company consider the restrictions contained in this Section 4 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Section 4 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Section 4 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

4.5    Breach of Restrictive Covenants. The Executive acknowledges that this Agreement is designed and intended only to protect the legitimate business interests of the Company and that the restrictions imposed by this Agreement are necessary, fair and reasonably designed to protect those interests. The Executive further acknowledges that the Company has given him or her access to certain Confidential Information, and that the use of such Confidential Information by him or her on behalf of some other entity (including himself or herself) would cause irreparable harm to the Company. The Executive also acknowledges that the Company has invested considerable time and resources in developing its relationships with its customers and in training Company employees, the loss of which similarly would cause irreparable harm to the Company. Without limitation, the Executive agrees that if he or she should breach or threaten to breach any of the restrictive covenants contained in Section 4 of this Agreement, the Company may, in addition to seeking other available remedies (including but in no way limited to the Company’s rights under this Agreement), apply, consistent with Section 10.6 below, for the immediate entry of an injunction restraining any actual or threatened breaches or violations of said provisions or terms by the Executive. Further, if, for any reason, any of the restrictive covenants or related provisions contained in Section 4 of this Agreement should be held invalid or otherwise unenforceable, it is agreed the court shall construe the pertinent section(s) or provision(s) so as to allow its enforcement to the maximum extent permitted by Applicable Law. The Executive further agrees that any claimed Company breach of this Agreement shall not prevent, or otherwise be a defense against, the enforcement of any restrictive covenant or other Executive obligation herein.

4.6    Executive Representations. The Executive represents that the restrictions on his or her business provided in this Agreement are fair to protect the legitimate business interests of the Company. The Executive represents further that the consideration for this Agreement is fair and adequate, and that even if the restrictions in this Agreement are applied to him or her, he or she shall still be able to earn a good and reasonable living from those activities, areas and opportunities not restricted by this Agreement. In addition, the Executive represents that he or she has had an opportunity to consult with independent counsel concerning this Agreement and is not relying on the Company or its counsel for any related legal, tax or other advice.

5.    Termination Procedures. Any purported termination of the Executive’s employment shall be documented in a writing appropriate to the nature of the termination from the party terminating the employment relationship to the other party:

(a)    In the case of termination by the Company with Cause, the Company shall provide Executive with a written notice identifying (i) in reasonable detail the facts and circumstances giving rise to the determination that Cause exists, and (ii) the effective date of the termination of employment;

(b)    In the case of a termination by the Executive for Good Reason, the Executive shall provide the Company with a written notice (the “Notice of Good Reason”) stating (i) in reasonable detail the facts and circumstances giving rise to the determination that Good Reason exists, and (ii) the effective date of the termination of employment absent cure, as provided below, in compliance with the time period set forth in Section 1.16 herein;

(c)    In the case of all other terminations of employment, a document establishing the effective date of the termination of employment, in each case, subject to any other contractual obligations that may exist between the Company and the Executive. Under circumstances where the Executive will be eligible for payment and benefits under the terms of the Agreement (i.e., a termination by the Company without Cause), the document will confirm the Executive’s eligibility for these payments and benefits and summarize the Executive’s entitlements post-termination.

Notwithstanding the foregoing, in the case of a termination by the Executive with Good Reason, the Company shall have an opportunity to cure the circumstances giving rise to Good Reason within 30 days after receipt of the Notice of Good Reason. If the Company fails to cure such circumstances, the effective date of termination shall be the date specified in the Notice of Good Reason, notwithstanding such 30-day cure period.

6.    Code Section 280G.

6.1    Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any benefit, payment or distribution by the Company to or for the benefit of the Executive (whether payable or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Code Section 4999, then prior to the making of any of the Payments to the Executive, a calculation shall be made comparing (i) the net benefit to the Executive, of the Payments after payment of the Excise Tax, to (ii) the net benefit to the Executive, if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control, as determined by the Determination Firm (as defined in subsection (b) below). For purposes of this Section 6, present value shall be determined in accordance with Code Section 280G(d)(4). For purposes of this Section 6, the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Code Section 280G(b)(2), as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

6.2    All determinations required to be made under this Section 6, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Executive (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 days of the receipt of notice from the Executive that a Payment is due to be made, or such earlier time as is requested by the Company. All fees and expenses of the Determination Firm shall be borne solely by the Company. Any determination by the Determination Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments hereunder will have been unnecessarily limited by this Section 6 (“Underpayment”), consistent with the calculations required to be made hereunder. The Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable Federal rate provided for in Code Section 7872(f)(2), but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

6.3    In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 6 shall be of no further force or effect.

7.    Code Section 409A.

7.1    General. The Company intends that the payments and benefits provided under the Agreement shall either be exempt from the application of, or comply with, the requirements of Code Section 409A. The Agreement shall be construed in a manner that affects the Company’s intent to be exempt from or comply with Code Section 409A. Notwithstanding anything in the Agreement to the contrary, the Committee may amend the Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of remaining exempt from or complying with the requirements of Code Section 409A. Whenever payments under the Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Code Section 409A. Further, (a) in the event that Code Section 409A requires that any special terms, provisions or conditions be included in this Agreement, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of this Agreement, and (b) terms used in this Agreement shall be construed in accordance with Code Section 409A if and to the extent required. Further, in the event that this Agreement or any benefit thereunder shall be deemed not to comply with Code Section 409A, then neither the Company, the Board, the Committee nor its or their designees or agents shall be liable to the Executive or other Person for actions, decisions or determinations made in good faith.

7.2    Definitional Restrictions. Notwithstanding anything in the Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Code Section 409A (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable under the Agreement by reason of the occurrence of the Executive’s separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Executive by reason of such circumstance unless the circumstances giving rise to such separation from service meet any description or definition of “separation from service” in Code Section 409A (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any amount upon a separation from service, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Code Section 409A-compliant “separation from service,” or such later date as may be required by subsection 7.3 below.

7.3    Six-Month Delay in Certain Circumstances. In the event that, notwithstanding the clear language of the Agreement and the intent of the Company, any amount or benefit under this Agreement constitutes Non-Exempt Deferred Compensation and is payable or distributable by reason of the Executive’s separation from service during a period in which the Executive qualifies as a “Specified Employee” under Code Section 409A, then, subject to any permissible acceleration of payment under Code Section 409A:

(a)    The amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Executive’s separation from service under the terms of this Agreement will be accumulated through and paid or provided on the first day of the seventh month following the Executive’s separation from service (or, if the Executive dies during such period, within 30 days after the Executive’s death) (in either case, the “Required Delay Period”); and

(b)    The normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A.

7.4    Timing of Release. Whenever in this Agreement a payment or benefit is conditioned on the Executive’s execution of a release of claims and covenant not to sue, the Company shall provide such release to the Executive promptly following the Termination Date, and such release and covenant not to sue must be executed and all revocation periods shall have expired in accordance with terms set forth in the release, but in no case later than 60 days after the Termination Date; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection 7.3 above, such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the Termination Date provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Code Section 409A, the Company may elect to make or commence payment at any time during such 60-day period.

7.5    Expense Reimbursement. All expenses eligible for reimbursements in connection with the Executive’s employment with the Company must be incurred by the Executive during the term of employment or service to the Company and must be in accordance with the Company’s expense reimbursement policies. The amount of reimbursable expenses incurred in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. No right to reimbursement is subject to liquidation or exchange for other benefits.

8.    No Mitigation. The Executive shall not be required to seek other employment or to attempt in any way to reduce or mitigate any benefits payable under this Agreement, and the amount of any such benefits shall not (except as otherwise provided in Section 2.1(b) herein) be reduced by any other compensation paid or provided to the Executive following the Executive’s termination of service.

9.    Successors.

9.1    Company Successors. The Agreement shall inure to the benefit of and shall be binding upon the Company and its successors and assigns.

9.2    Executive Successors. The Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If the Executive shall die while any amount remains payable to the Executive hereunder, all such amounts shall be paid in accordance with the terms of the Agreement to the executors, personal representatives or administrators of the Executive’s estate.

10.    Miscellaneous.

10.1    Notices. All communications relating to matters arising under the Agreement shall be in writing and shall be deemed to have been duly given when hand delivered, faxed, emailed or mailed by reputable overnight carrier or United States certified mail, return receipt requested, addressed, to the Company or the Executive, as applicable, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

If to the Company:

Hilton Grand Vacations Inc.

6355 Metro West Boulevard, Suite 180

Orlando, Florida 32835

Attention: Chief Human Resources Officer

with a copy to:

Hilton Grand Vacations Inc.

6355 Metro West Boulevard, Suite 180

Orlando, Florida 32835

Attention: General Counsel

If to the Executive, at his or her last known address, as reflected in the Company’s records.

10.2    No Right to Continued Employment or Service. Nothing contained in the Agreement shall (a) confer upon the Executive any right to continue as an employee or service provider of the Company, (b) constitute any contract of employment or service or agreement to continue employment or service for any particular period or (c) interfere in any way with the right of the Company to terminate a service relationship with the Executive, for any reason or for no reason. The Executive understands that he or she is an employee at will.

10.3    Amendment; Waiver of Agreement. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the Company and the Executive. Notwithstanding the

foregoing, the Company shall have unilateral authority to amend this Agreement (without Executive consent) to the extent necessary to comply with Applicable Law (including but not limited to Code Section 409A) or changes to Applicable Law. No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

10.4    Withholding. The Company shall have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any benefits payable under the Agreement.

10.5    Benefits Not Assignable. Except as otherwise provided herein or by Applicable Law, no right or interest of the Executive under the Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Executive shall be liable for, or subject to, any obligation or liability of the Executive. When a payment is due under the Agreement to the Executive and he or she is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

10.6    Governing Law; Forum Selection; Jury Waiver. The Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions of any state, to the extent not preempted by federal law, which shall otherwise control. The parties knowingly and voluntarily agree that any controversy or dispute arising out of or otherwise related to this Agreement, including any statutory or other claim relating to the Executive’s employment with the Company, the termination thereof, or his or her work for the Company, shall be tried exclusively, without jury, and consent to personal jurisdiction, in the state courts of Orlando, Florida, or the United States District Court for the Middle District of Florida, Orlando division. Notwithstanding the foregoing, as a condition to the effectiveness of this Agreement, the Executive will be required to sign a Mutual Agreement to Arbitrate Claims substantially similar to the form attached hereto as Exhibit C.

10.7    Headings. The headings contained in the Agreement are for convenience of reference only and will not control or affect the meaning, construction or interpretation of the Agreement’s provisions.

10.8    No Trust Fund; Unfunded Obligations. The obligation of the Company to make payments hereunder shall constitute an unsecured liability of the Company to the Executive. The Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and the Executive shall not have any interest in any particular assets of the Company by reason of its obligations hereunder. Nothing contained in this Agreement shall create or be construed as creating a trust of any kind or any other fiduciary relationship between or among the Company, the Executive, or any other person. To the extent that any person acquires a right to receive payment from the Company, such right shall be no greater than the right of an unsecured creditor of the Company.

10.9    No Third Party Beneficiaries. Except as otherwise expressly provided for herein, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

10.10    Controlling Document. Except with respect to the Stock Plan or annual bonus plan, if any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail.

10.11    No Limitation of Rights. Nothing in this Agreement shall limit or prejudice any rights of the Company under any other laws.

10.12    Counterparts. This Agreement may be signed in any number of counterparts, including via facsimile transmission, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

10.13    Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof. If any provision of this Agreement is finally judicially determined to be invalid, ineffective or unenforceable, the determination will apply only in the jurisdiction in which such final adjudication is made, and such provision will be deemed severed from this Agreement for purposes of such jurisdiction only, but every other provision of this Agreement will remain in full force and effect, and there will be substituted for any such provision held invalid, ineffective or unenforceable, a provision of similar import reflecting the original intent of the parties to the extent permitted under Applicable Law.

10.14    Certain Interpretive Matters.

(a)    Unless the context otherwise requires, (i) all references to sections are to sections of this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) words in the singular include the plural and vice versa and (iv) the terms “herein,” “hereof,” “hereby,” “hereunder” and words of similar import shall mean references to this Agreement as a whole and not to any individual section or portion hereof. All references to $ or dollar amounts will be to lawful currency of the United States.

(b)    No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or his, her or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

10.15    Entire Agreement; Superseding Effect; No Duplicative Benefits. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, including but not limited to any term sheet or other similar summary of proposed terms, between the parties with respect to the subject matter of this Agreement. The Executive acknowledges and agrees that his or her receipt of severance benefits under this Agreement is in lieu of any similar benefits under any other Company severance plan, policy or arrangement and that he or she shall not be entitled to duplicative benefits under both this Agreement and any other Company severance plan, policy or arrangement.

10.16    Full Understanding. The Executive represents and agrees that he or she has carefully read and fully understands all of the provisions of this Agreement and that the Executive freely and voluntarily enters into the Agreement. The Executive also agrees and acknowledges that the obligations owed to the Executive under this Agreement are solely the obligations of the Company and that none of the Company’s stockholders, directors or lenders will have any obligation or liabilities in respect of this Agreement and the subject matter hereof.

10.17    Compliance with Recoupment, Ownership and Other Policies or Agreements. As a condition to entering into this Agreement, the Executive agrees that he or she shall abide by all provisions of any equity retention policy, compensation recovery policy, stock ownership guidelines and/or other similar policies maintained by the Company, each as in effect from time to time and to the extent applicable to the Executive from time to time. In addition, the Executive shall be subject to such compensation recovery, recoupment, forfeiture or other similar provisions as may apply at any time to the Executive under Applicable Law.

10.18    Tax Matters. The Company has made no warranties or representations to the Executive with respect to the tax consequences (including but not limited to income tax consequences) contemplated by this Agreement and/or any benefits to be provided pursuant thereto. The Executive acknowledges that there may be adverse tax consequences related to the transactions contemplated hereby and that the Executive should consult with his or her own attorney, accountant and/or tax advisor regarding the decision to enter into this Agreement and the consequences thereof. The Executive also acknowledges that the Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Executive.

10.19    Entity. As used in this Agreement, the term the “Company” shall include, as applicable, Hilton Resorts Corporation, the Company’s employer entity that is wholly owned by the Company.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

HILTON GRAND VACATIONS INC.

By:	/s/ Charles R. Corbin
Name:	Charles R. Corbin
Title:	Executive Vice President & General Counsel

EXECUTIVE

/s/ James E. Mikolaichik
Name: James E. Mikolaichik